Exhibit 99.1

MINUTES OF A MEETING OF DIRECTORS

OF

GO GREEN DIRECTORIES, INC.

At a telephone meeting of the directors of GO Green Directories, Inc. held at 11:00 AM on Friday, March 4, 2011, the following resolution was put forth:

RESOLVED: that in order to clarify and confirm certain statements made in the S-1 registration statement and amendments filed by Go Green Directories, Inc., whereby the officers and directors, namely Brian J. O’Shaughnessy and Rachael M.E. Hodyno have stated their commitment to advance up of $25,000 for use of additional working capital should it be required in the future. The funds will be advanced as a demand loan with no set date of repayment and bearing an interest rate of 5% per annum.

The only stipulation is that the corporation’s registration statement has been accepted for filing by the United States Securities Commission, a symbol has been assigned by FINRA and the corporation’s shares have been declared DTC eligible.

RESOLUTION PASSED.

There being no further business, the meeting was adjourned.

_/s/ Rachael Hodyno_____________________

         Rachael Hodyno, Secretary